UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 3, 2008
SPARTA, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-21682	63-0775889

(Commission File Number)	(I.R.S. Employer Identification No.)

25531 Commercentre Drive, Suite 120,
Lake Forest, CA	92630-8873

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 768-8161
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 3.03 Material Modification to Rights of Security Holders
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 8.01 Other Events
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.1
EXHIBIT 99.1

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On June 3, 2008, SPARTA, Inc., a Delaware Corporation (the “Company”), Cobham Holdings Inc., a Delaware corporation (“Parent”) and Rocob Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), completed the previously announced merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of January 15, 2008, among the Company, Parent and Merger Sub (the “Merger Agreement”). As a result of the Merger, each issued and outstanding share of common stock of the Company (not including shares owned by Parent, Merger Sub or the Company or any of their respective subsidiaries) was converted into the right to receive $77.60 in cash, without interest.
     In connection with the closing of the Merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g)-4(a)(1) and 12h-3(b)(1) of the Securities and Exchange Act of 1934, as amended, to terminate registration of its common stock.
     The information set forth in Item 1.01 to the Company’s current report on Form 8-K filed on January 16, 2008 and a copy of the Merger Agreement, which was attached as Exhibit 2.1 thereto, are incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Merger Agreement and the transactions contemplated by such document is not intended to be complete and is qualified in its entirety by the complete text of the Merger Agreement.
Item 3.03 Material Modification to Rights of Security Holders.
     The information set forth in Item 2.01 above is incorporated by reference into this Item 3.03.
Item 5.01 Changes in Control of Registrant.
     On June 3, 2008, pursuant to the terms of the Merger Agreement, Parent completed the acquisition of the Company through the Merger. As a result of the Merger, Parent is the sole shareholder of the Company. The aggregate consideration paid for all of the outstanding shares of the Company’s common stock, as well as the consideration paid to holders of outstanding options, was approximately $416 million funded by Parent through available cash. See the disclosure under Item 5.02 concerning arrangements for the departure of directors upon the completion of the Merger.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective upon completion of the Merger and pursuant to the Merger Agreement, all of the directors of the Company were replaced by the directors of Merger Sub in office immediately prior to the effective time of the Merger, and the officers of the Company immediately prior to the effective time of the Merger remained as the officers of the Surviving Corporation, in each case until such directors and officers respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the Delaware General Corporation Law and the certificate of incorporation and by-laws of the Surviving Corporation.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Pursuant to the Merger Agreement, at the effective time of the Merger, the certificate of incorporation of the Company was amended and restated in its entirety in the form appended to the certificate of merger that was filed with the Secretary of State of the State of Delaware on June 3, 2008 and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until amended or restated as provided therein or by applicable law. A copy of the amended and restated certificate of incorporation of the Company is attached hereto as Exhibit 3.1.
Item 8.01 Other Events.
     On June 4, 2008, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTA, Inc.

/s/ David E. Schreiman

By:	David E. Schreiman
Vice President and Chief Financial Officer

Dated:	June 4, 2008

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of January 15, 2008 among SPARTA, Inc., Cobham Holdings Inc. and Rocob Acquisition Inc. incorporated herein by reference to the exhibit of the same number contained in the Company’s Form 8-K filed on January 16, 2008

3.1	Certificate of Incorporation, as amended and restated, of the Surviving Corporation.

99.1	Press Release issued by SPARTA, Inc. dated June 4, 2008.

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